TD Commercial Banking

Calgary Place, Tower 2 , 4th Floor
355 4 Ave. S.W.
Calgary, Alberta
T2P 0H9
Telephone No. : (780) 448-8244
Fax No. : (780) 448-8515

May 31, 2007

Genesis On The Lakes Ltd.
2906 West Broadway Suite 314
Vancouver, BC
V6S 1R5

Attention: Mr. Steve Rea

Dear Sir:

The following terms and conditions are an amendment to and not a replacement of the advisory letter dated April 23, 2007.

BORROWER	**Genesis On The Lakes Ltd. (the "Borrower")**
LENDER	The Toronto Dominion Bank (the "Bank"), through its Calgary Place branch, at 355 - 4th Avenue S.W., Calgary, Alberta T2P 0H9.
TYPE OF CREDIT FACILITY AND AMOUNT	1) Interim Land Loan Up to $5,502,500 2) Interim Servicing Loan Up to $13,626,300 Available at the Borrower's option by way of: Prime Rate Based Loans ("Prime Based Loans")

3) Letters of Credit ("L/C's")

Up to ~~$500,000~~ $3,000,000.00

All amounts are in Canadian dollars unless otherwise specified.

PURPOSE

1) To finance land purchase of 152 acres of property in Stony Plain, AB for the development of the Genesis on the Lake subdivision.

2) To finance servicing costs for phase 1 of the Genesis on the Lakes subdivision consisting of 95 single family lots and 13.15 acres of multi-family sites.

3) To issue L/C's related to the project.

DRAWDOWN

1) One time drawdown, subject to conditions.

2) Drawdown for servicing costs against Quantity Surveyor's reports satisfactory to the bank for approved and budgeted costs on a cost to complete basis, subject to conditions.

3) As required for LC's related to the project.

INTEREST RATES AND FEES

Loans shall bear interest and fees as follows:

1) Interim Land Loan

- Prime Based Loans: Prime Rate + 1.25% per annum

2) Interim Servicing Loan

- Prime Based Loans: Prime Rate + 1.00% per annum

3) Letters of Credit

- 1.75% per annum

Prime Rate means the rate of interest per annum (based on a 365/366 day year) established and reported by the Bank to the Bank of Canada from time to time as the reference rate of interest for determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada.

INTEREST CALCULATION <u>AND PAYMENT</u>

Interest on Prime Based Loans is calculated daily and payable monthly in arrears based on the number of days which the loan is outstanding.

Interest is payable both before and after demand, default and judgement.

L/C fees are payable at the time of issuance of the L/C.

<u>ARRANGEMENT FEES</u>

1,2) $143,400 (75 bps of total authorization). $30,000 application fee ~~on-hand~~ **has been earned by the Bank and is non refundable.** Remaining fee of $113,400 due at time of initial draw.

<u>TENOR</u>

<u>Facilities 1, 2 & 3</u>

Uncommitted

<u>REPAYMENT</u>

1) On demand, Interest monthly. In absence of demand, repayment at 100% of net closing proceeds once facility #2 has been repaid in full. In any event, facility to be repaid within 18 months of initial drawdown.

2) On demand. In absence of demand, repayment from 100% of net closing proceeds. Deposits received and all recoveries will be applied as a permanent reduction to the credit availability. In any event, facility to be repaid within 18 months of initial drawdown.

3) On demand.

SECURITY AND OTHER
<u>DOCUMENTATION</u>

The following security shall be provided prior to first requested drawdown, shall be registered in first position (unless otherwise stated), and shall be on the Bank's applicable standard form, supported by necessary resolution and solicitor's opinion, all acceptable to the Bank:

a) Continuing Collateral Mortgage in the amount of ~~$19,628,800~~ **$22,128,800.00** registered in the first position against 152 acres located on 79th avenue and 48th street in Stony Plain Alberta. Legals to be confirmed by solicitor.

b) Evidence of satisfactory developer's all risk insurance with minimum coverage of $2,000,000.

c) General Security Agreement representing a first charge on all present and after acquired property of the Borrower.

d) Guarantee of Advances in the amount of ~~$19,628,800~~ **$22,128,800.00** from FIC Investment Ltd.; 0760838 B.C. Ltd.; WBIC Canada Ltd.; China Dragon Fund Ltd.; FIC Investments USA Corp.; FIC S.E. Asia Fund Ltd. Guarantees to be supported by General Security Agreements representing a first charge on all present and after acquired property for each of the individual parties listed above.

e) Assignment of Small Cap Fund Portfolio held within 0760838 B.C. Ltd.

f) Postponement and Assignment Agreements as required by the Bank and it's solicitor's with respect to Mezzanine financing for the project with full postponement of interest and principal repayment.

g) Assignment of Term Deposits and Credit Balances in the amount(s) of ~~$2,200,000~~ **$3,000,000.00**.

~~h) Continuing Collateral Mortgage in the amount of $1,700,000 registered in the first position against 8 lots in the community of Blackhawk Estates (Stage II) located~~

~~minutes from Edmonton's West End. Legal description of lots is Plan 0622291, Block 1, Lots 43 – 50.~~

All of the above security shall be referred to collectively in this letter as "Bank Security".

CONDITIONS

All Facilities

a) Quantity Surveyor's progress reports to be provided monthly supported by an Engineer's Certificate in a form satisfactory to the Bank. Report to indicate costs to date, costs to complete, holdbacks and accounts payable with a comparison to original budget.

b) Monthly sales reports to be provided once land servicing funding commences. Report to detail name of purchaser and all terms of agreement. Purchase and Sale agreements to be provided to the Bank when signed.

c) No equity or profit withdrawals allowed from the Borrower without the written consent of the Bank.

d) Cost overruns are for the account Borrower.

e) No payment of principal or interest on mezzanine financing until all interim construction loans and interim land loans are repaid in full and letters of credit are 100% cash secured.

f) Sale of the property or raising any subordinate debt and any change in ownership of the Borrower or Guarantor is not permitted without the prior written consent of the Bank.

g) A separate bank account at 2 Calgary Place branch of TD Canada Trust is to be maintained for the subject project and all transactions relative to the subject property are to be processed through the account.

h) Title to remain satisfactory to the Bank and the Bank's solicitors. No subsequent encumbrances allowed without prior written consent of the Bank.

i) The Borrower agrees to assign all applicable project plans, contracts, agreements, approvals, permits and licenses required at the request of the Bank.

j) Borrower to ensure that access is available for quarterly site visits conducted by personnel of the 2 Calgary Place Branch.

k) Bank to be provided with accountant prepared annual financial statements for the Borrower and Guarantors within 120 days of each respective year end.

l) All trust deposits related to the project are to be held in a lawyer's trust account at TD Canada Trust, 2 Calgary place branch.

m) Evidence of Property Tax Payment to be provided annually.

n) No vendor take back mortgages to be taken without the prior written consent of the Bank.

o) The Bank shall be allowed to display signage on the site which specifies that project financing is provided by TD Commercial Banking. Costs of erection of the sign are for the account of the Borrower.

p) Any easement that would restrict use of the property must have prior approval of the Bank and it's solicitors. Such approval not to be unreasonably withheld.

q) All out of pocket costs incurred by the Bank, including legal disbursements, are payable by the Borrower.

r) Any L/C's outstanding once Interim Servicing Facility has been repaid are to be 100% cash secured.

s) Bank will provide waiver of General Security Agreement to other lenders for first position property specific mortgages related to projects not financed by the Bank. Not to be unreasonably withheld.

t) Borrower to provide monthly in-house statements detailing the Small Cap Fund Portfolio held within 0760838 B.C. Ltd.

Market value of the portfolio to maintain a minimum value of $9,000,000 for the life of the project.

PREFUNDING CONDITIONS

Before the Bank may advance the following must be satisfied:

All Facilities

a) All security to be on hand and in good order as confirmed by the Bank and the Bank and the Bank's solicitor.

b) Copy of purchase and sale agreement for the subject lands to be provided.

c) Copy of tentative plan approval and development permit to be provided.

d) A detailed budget is to be provided to the Bank and the Bank's Quantity Cost Surveyor who must be satisfied that the budgeted hard and soft costs are sufficient to complete the project as planned.

e) Confirmation that major servicing contracts are in place with bonding to a minimum of 50%.

f) Phase 1 environmental site assessment to be provided satisfactory to the Bank. Report to be supported by transmittal letter addressed to the Bank confirming reliance on the report for mortgage lending purposes.

g) Copy of purchase & sale agreements for firm presales of 54 single family lots representing a minimum sales value of $13,309,000 and 13.15 acres of multi-family sites representing a minimum sales value of $5,590,500. Sales are to be arms length, unconditional and provide a minimum 10% deposit on hand. No vendor take-back mortgages permitted.

h) Details of equity financing structure with copies of loan commitment should mezzanine financing be required. Terms to be satisfactory to the Bank and the Bank's solicitor.

i) Bank solicitor to be fully satisfied that security provides full legal attachment to investment portfolio owned by the group.

j) ~~Proceeds of Blackhawk Lot sales related to $1,700,000 collateral mortgage set out in Security to be held in a formally restrained account at TD Bank.~~
$1,700,000 in deposits to be held in separate formally restrained account at the 2 Calgary Place Branch of the Bank.

k) ~~Borrower to confirm servicing of Blackhawk lands is complete and lots are fully paid with building permits available for construction.~~

NON-WAIVER

The Bank will not be considered to have waived compliance with or amended any part of this letter or any obligation of the Borrower hereunder or under any other document unless such Waiver or amendment is set out specifically in writing. The Bank shall not be deemed to have waived compliance with any obligation of the Borrower simply because it does not exercise any of its rights and remedies immediately upon the occurrence of such breach.

REPRESENTATIONS

No representation or warranty or other statement made by the Bank concerning the Credit Facility shall be binding on the Bank unless made by it in writing as a specific amendment to this letter.

ENVIRONMENTAL

By signing the back of this letter, you represent and warrant that there is no environmental problem whatsoever occurring or about to occur on or in connection with any of your property or business. If at a later time, there is such a problem, you will advise us right away.

EXPENSES

The Borrower shall pay all fees (including but not limited to all legal and documentation fees) and expenses incurred by the Bank or the Borrower in connection with the preparation of this letter and the preparation and registration of the Bank Security and with the enforcement of the Bank's rights relating to the Credit Facility or the Bank Security, whether or not any amounts are advanced under the Credit Facility. These fees and expenses shall include,

but not be limited, to all outside counsel expenses and all in-house legal expenses, if in-house counsel are used.

The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph at the Prime Rate plus 2% per annum.

EVIDENCE OF INDEBTEDNESS

The Bank shall record on its records the amount of all drawdowns on the Credit Facility, payments made on the Credit Facility, and all other amounts becoming due to the Bank hereunder. The Bank's records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank.

OTHER AGREEMENTS

The Borrower acknowledges that it may sign other Bank documents relating to the Credit Facility, such as the Bank's Business Credit Services Agreement and that the terms and conditions contained in such other documents shall be deemed to be incorporated herein by reference and also apply to the Credit Facility.

GOVERNING LAW

The laws of the Province of Alberta and of Canada.

We trust you will find this Credit Facility helpful in meeting your ongoing financing requirements. We ask that you sign and return the attached duplicate copy of this letter to the undersigned on or before June 19, 2007.

Yours truly,

Wayne Sims
Account Manager

Paul Steckler
Manager Real Estate Group

TO THE TORONTO-DOMINION BANK:

FIC Investment Ltd. hereby acknowledges receiving advice of the foregoing uncommitted Credit Facility this 31st day of May, 2007 and agrees that if the Bank fails to insist upon strict performance of observance of the requirements of the letter set out above or in any other agreement which now or may hereafter apply to the credit facility, or waives or amends any such requirements, such action shall not prejudice the Bank's rights under the guarantee of the Borrower provided by us.

FIC Investment Ltd.

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TO THE TORONTO-DOMINION BANK:

0760838 B.C. Ltd. hereby acknowledges receiving advice of the foregoing uncommitted Credit Facility this 31st day of May ,2007 and agrees that if the Bank fails to insist upon strict performance of observance of the requirements of the letter set out above or in any other agreement which now or may hereafter apply to the credit facility, or waives or amends any such requirements, such action shall not prejudice the Bank's rights under the guarantee of the Borrower provided by us.

0760838 B.C. Ltd.

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TO THE TORONTO-DOMINION BANK:

WBIC Canada Ltd. hereby acknowledges receiving advice of the foregoing uncommitted Credit Facility this 31st day of May, 2007 and agrees that if the Bank fails to insist upon strict performance of observance of the requirements of the letter set out above or in any other agreement which now or may hereafter apply to the credit facility, or waives or amends any such requirements, such action shall not prejudice the Bank's rights under the guarantee of the Borrower provided by us.

WBIC Canada Ltd.

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TO THE TORONTO-DOMINION BANK:

China Dragon Fund Ltd. hereby acknowledges receiving advice of the foregoing uncommitted Credit Facility this 31st day of May, 2007 and agrees that if the Bank fails to insist upon strict performance of observance of the requirements of the letter set out above or in any other agreement which now or may hereafter apply to the credit facility, or waives or amends any such requirements, such action shall not prejudice the Bank's rights under the guarantee of the Borrower provided by us.

China Dragon Fund Ltd.

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TO THE TORONTO-DOMINION BANK:

FIC Investments USA Corp. hereby acknowledges receiving advice of the foregoing uncommitted Credit Facility this 31st day of May, 2007 and agrees that if the Bank fails to insist upon strict performance of observance of the requirements of the letter set out above or in any other agreement which now or may hereafter apply to the credit facility, or waives or amends any such requirements, such action shall not prejudice the Bank's rights under the guarantee of the Borrower provided by us.

FIC Investments USA Corp.

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TO THE TORONTO-DOMINION BANK:

FIC S.E Asia Fund Ltd. hereby acknowledges receiving advice of the foregoing uncommitted Credit Facility this 31st day of May, 2007 and agrees that if the Bank fails to insist upon strict performance of observance of the requirements of the letter set out above or in any other agreement which now or may hereafter apply to the credit facility, or waives or amends any such requirements, such action shall not prejudice the Bank's rights under the guarantee of the Borrower provided by us.

FIC S.E Asia Fund Ltd.

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